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                                                                     EXHIBIT 3.2

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE
                           PREFERRED STOCK, SERIES 2
                                      OF
                           SYQUEST TECHNOLOGY, INC.

     SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Twenty-Five Thousand (25,000) shares of 5% Cumulative Convertible Preferred Stock, Series 2, of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 25,000 shares of 5% Cumulative Convertible Preferred Stock, Series 2, $.001 par value (the "5% Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

          (1)  Dividends.  The holders of the 5% Preferred Shares shall be
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     entitled to a cash dividend of five percent (5%) per annum of the Stated
     Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the 5% Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the 5% Preferred Shares and shall be payable quarterly commencing December 31, 1996, through and including the date on which the 5% Preferred Shares are converted or redeemed. Dividends may be paid at the Company's option in cash or, except in the case of a redemption pursuant to Section (4), Common Stock valued based on the Average Market Price (as defined below) of the Common Stock for the period of five (5) consecutive trading days ending on the trading day before the dividend payment dates or the date of conversion, as the case may be; provided, however, that in no event shall accrued dividends be paid in shares of Common Stock if, after giving effect to such distribution, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be
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     aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Sections 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16) (Common Stock issuable upon conversion of the 5% Preferred Shares shall not be deemed beneficially owned by such holder or the Related Persons for this purpose), and cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso. The Company shall not issue any fraction of a share of Common Stock in payment of a dividend, but shall pay cash therefor. The Company shall, so long as any of the 5% Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to pay dividends hereunder. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.001 par value, as such stock exists immediately after the issuance of the 5% Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

          "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the Nasdaq National Market (the "Nasdaq-NM"), or, if the Nasdaq-NM is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the Average Market Price shall be the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period or between the end of such period and the date of conversion or dividend payment, as applicable).

          (2)  Conversion of 5% Preferred Shares.  The holders of the 5%
               ---------------------------------
     Preferred Shares shall have the right, at their option, to convert the 5% Preferred Shares into shares of Common Stock on the following terms and conditions:

               (a)  Conversion Right. The 5% Preferred Shares shall be
                    ----------------
     convertible, at any time after December 15, 1996, and, if the 5% Preferred Shares are called for redemption pursuant to Section (4) hereof, at any time up to and including, but not after, the close of business on the fifth
     (5th) trading day prior to the date fixed for the redemption, into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert 5% Preferred Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all Related Persons, would exceed four and nine-tenths percent (4.9%)

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     of the outstanding shares of Common Stock (calculated in accordance with
     Sections 13(d) and 16). Common Stock issuable upon conversion of the 5% Preferred Shares shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose. Each 5% Preferred Share shall have a stated value of One Thousand Dollars ($1,000) (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each 5% Preferred Share shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. In the event of a conversion of 5% Preferred Shares for which there are accrued and unpaid dividends, the amount of the accrued and unpaid dividends may be converted into Common Stock at the option of the holder of such Preferred Shares (to the extent permissible under the Delaware General Corporation Law). The number of shares of Common Stock issuable upon conversion of the 5% Preferred Shares resulting from the accrued and unpaid dividends shall be determined by dividing the amount of accrued and unpaid dividends by the Conversion Price then in effect.

               (b)  Conversion Price.  The Conversion Price shall be the lower
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     of (i) $6.50 (the "Fixed Conversion Price") or (ii) the amount obtained by multiplying eighty-five percent (85%) (the "Conversion Percentage") by the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below), subject to adjustment as provided herein.

               (c)  Adjustment to Conversion Price.  If the registration
                    ------------------------------
     statement (the "Registration Statement") covering the shares of Common Stock issuable hereunder and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial holders of the 5% Preferred Shares (the "Registration Rights Agreement") is not declared effective by the U.S. Securities and Exchange Commission ("SEC") within ninety (90) days after the date of issuance of the 5% Preferred Shares which are convertible into the shares of Common Stock covered by such Registration Statement (provided, however, that such ninety
     (90) day period shall be extended, with the holders' prior written consent), then, as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity):

                    (i) The Conversion Percentage shall be reduced by a number of percentage points equal to three (3) multiplied by the sum of:
     (i) the number of months (prorated for partial months) after the end of such ninety (90) day period (or of such extension of such period as to which the holders shall have consented) and prior to the date that the relevant Registration Statement is declared effective by the SEC; and (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half

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     (1 1/2) months after the end of such ninety (90) day period (or of such extension of such period as to which the holders shall have consented), the Conversion Percentage would be eighty and one-half percent (80.5%) until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be seventy-four and one-half percent (74.5%).)

                    (ii) The Fixed Conversion Price shall be reduced by a number of percentage points equal to three (3) multiplied by the sum of:
     (i) the number of months (prorated for partial months) after the end of such ninety (90) day period (or of such extension of such period as to which the holders shall have consented) and prior to the date the relevant Registration Statement is declared effective by the SEC; and (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the end of such ninety (90) day period (or of such extension of such period as to which the holders shall have consented), the Fixed Conversion Price would be six dollars and twenty-one cents ($6.21) until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price would then be five dollars and eighty-two cents ($5.82).)

               (d)  Other Adjustment to Conversion Price.  In case the Company
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     shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or
     (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted if necessary, as determined by the Board of Directors of the Company, so that the holder of any 5% Preferred Shares surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock which the holder would have owned or been entitled to receive had such 5% Preferred Shares been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Such adjustment shall be made successively whenever any event specified above shall occur.

               (e)  Conversion Notice.  On presentation and surrender to the
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     Company (or at any office or agency maintained for the transfer of the 5%
     Preferred Shares) of the certificates ("Preferred Stock Certificates") for 5% Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank and written notice of conversion (a "Conversion Notice"), the holder of such 5% Preferred Shares shall be entitled, subject to the limitations herein contained,

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     to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice and Preferred Stock Certificates for the 5% Preferred Shares being converted, and cash for fractional shares, of Common Stock on the foregoing basis.
     The Conversion Notice shall be deemed delivered and received on the business day when it is transmitted by facsimile if so transmitted by 5:00 p.m., California time, or on the next business day after it is deposited for next-day delivery with a nationally recognized overnight delivery service. The 5% Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

               (f)  Major Transactions.  If the Company shall consolidate with
                    ------------------
     or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each 5% Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such 5% Preferred Share would have been entitled upon such Major Transaction had the holder of such 5% Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; provided, however, that the Company shall give the holders of the 5% Preferred Shares written notice of any Major Transaction promptly upon the execution of any agreement whether or not binding in connection therewith (including, without limitation, a letter of intent or agreement in principle) and in no event shall a Major Transaction be consummated prior to seventy-five (75) days after such notice or prior to the date that the Registration Statement is declared effective by the SEC.

               (g)  Reservation of Shares.  The Company shall, so long as any of
                    ---------------------
     the 5% Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the 5% Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the 5% Preferred Shares then outstanding.

               (h)  Fractional Shares.  The Company shall not issue any fraction
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     of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

               (i)  Taxes.  The Company shall pay any and all taxes which may be
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     imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the 5% Preferred Shares as herein provided. The Company shall not be

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     required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the 5% Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

          (3)  Voting Rights.  Holders of 5% Preferred Shares shall have no
               -------------
     voting rights, except as required by law.

          (4)  Company's Right to Redeem at Its Election.  At any time within
               -----------------------------------------
     the one hundred twenty (120) day period (the "First Redemption Period") after the Registration Statement is declared effective, if the Average Market Price of the Common Stock for any period of five (5) consecutive trading days is less than three dollars ($3.00) per share, or at any time after the First Redemption Period so long as the Average Market Price per share of the Common Stock is three dollars ($3.00) or more, the Company shall have the right, in its sole discretion, to redeem ("Redemption at the Company's Election"), from time to time, any or all of the 5% Preferred Shares; provided that if such right arises because such Average Market Price is less than three dollars ($3.00) per share for a period of five (5) consecutive trading days during the First Redemption Period, the Company may exercise such right only by giving notice as provided in Section (4)(b) below within three (3) business days after such period of five (5) consecutive trading days. If the Company elects to redeem some, but not all, of the 5% Preferred Shares, the Company shall redeem a pro-rata amount (based on the number of 5% Preferred Shares held by such holder) from each holder of the 5% Preferred Shares.

               (a)  Redemption Price at the Company's Election.  The "Redemption
                    ------------------------------------------
     Price at the Company's Election" shall be an amount per 5% Preferred Share equal to the greater of (A) the product of the Average Market Price per share of Common Stock for the period of five (5) consecutive trading days preceding the Notice of Redemption at the Company's Election (as defined below) multiplied by the number of shares of Common Stock into which one 5% Preferred Share is convertible on the trading day preceding the Notice of Redemption at the Company's Election, and (B) one thousand one hundred seventy-six dollars and forty-seven cents ($1,176.47).

               (b)  Mechanics of Redemption at the Company's Election.  The
                    -------------------------------------------------
     Company shall effect each the Redemption at the Company's Election by giving at least twenty (20) days' prior written notice ("Notice of Redemption at the Company's Election") to (A) each holder of the 5% Preferred Shares selected for redemption, at the address and facsimile number of such holder appearing in the Company's 5% Preferred Share register and (B) the Company's Transfer Agent for the 5% Preferred Shares. Such Notice of Redemption at the Company's Election shall be deemed to have been delivered and received one (1) business day, if delivery is within the United States, after the Company's sending (by overnight courier) of such Notice of Redemption at the

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     Company's Election or two (2) business days, if delivery is outside the
     United States, after the Company's sending (by two (2) day courier) of such Notice of Redemption at the Company's Election. Such Notice of Redemption at the Company's Election shall indicate (x) the number of 5% Preferred Shares that have been selected for redemption, (y) the date that such redemption is to become effective (the "Date of Redemption at the Company's Election") and (z) the applicable Redemption Price at the Company's Election. Notwithstanding the above, any holder may convert into Common Stock pursuant to Section (2)(a), prior to the close of business on the fifth trading day prior to the Date of Redemption at the Company's Election, any 5% Preferred Shares that such holder is otherwise entitled to convert, including 5% Preferred Shares that have been selected for Redemption at the Company's Election pursuant to this Section (4).

               (c)  Payment of Redemption Price.  Each holder submitting 5%
                    ---------------------------
     Preferred Shares being redeemed under this Section (4) shall send such holder's Preferred Stock Certificates so redeemed to the Company or its Transfer Agent (as set forth in the Notice of Redemption at the Company's Election), and the Company shall pay the applicable Redemption Price at the Company's Election to that holder within five (5) business days after such holder's Preferred Stock Certificates (or an indemnification undertaking satisfactory to the Company with respect to such shares in the case of their loss, theft or destruction) are delivered to the Company or its Transfer Agent.

               (d)  Company Must Have Immediately Available Funds or Credit
                    -------------------------------------------------------
     Facilities.  The Company shall not be entitled to send any Notice of
     ----------
     Redemption at the Company's Election pursuant to this Section (4) and begin the redemption procedure hereunder, unless it has, and unless the Company shall have furnished to such holder whose 5% Preferred Shares are being redeemed a certificate signed by the treasurer or chief financial officer of the Company stating that the Company has:

                    (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                    (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                    (iii) an agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                    (iv) a combination of the items set forth in the preceding clauses (A), (B) and (C), aggregating the full amount of the redemption price.

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          (5)  Liquidation, Dissolution, Winding Up.  In the event of any
               ------------------------------------
     voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the 5% Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any accrued and unpaid dividends, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of 5% Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the 5% Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of 5% Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of 5% Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of 5% Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

          (6)  Preferred Rank.  All shares of Common Stock shall be of junior
               --------------
     rank to all 5% Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the 5% Preferred Shares. The Company may hereafter only authorize additional or other capital stock that is of junior rank to the 5% Preferred Shares in respect of the preferences as to payments upon the liquidation, dissolution and winding up of the Company; provided that the Company may hereafter authorize additional or other capital stock that is of equal rank to the 5% Preferred Shares in respect of such preferences, if shares thereof are issued only to Beijing Legend Group Ltd. or any of its affiliates (as that term is defined under the Securities Exchange Act of 1934, as amended) or successors (collectively, the "Legend Parties") and one or more of the Legend Parties shall have entered into or agreed to enter into a joint venture or other business relationship with the Company. In the event of the merger or consolidation of the Company with or into another corporation, the 5% Preferred Shares shall maintain their relative powers, designations and preferences provided herein.

          (7)  Lost or Stolen Certificates.  Upon receipt by the Company of
               ---------------------------
     evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate representing 5% Preferred Shares, and (in the case of loss, theft or destruction) of any indemnification undertaking by the holder to the Company that is reasonably satisfactory to the Company,

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     and upon surrender and cancellation of such Preferred Stock Certificate, if mutilated, the Company shall execute and deliver a new Preferred Stock Certificate of like tenor and date; provided that the Company shall not be obligated to re-issue any lost or stolen Preferred Stock Certificate if the holder thereof contemporaneously requests the Company to convert such 5% Preferred Shares into Common Stock.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Edward L. Marinaro, its Chairman as of the 7th day of October, 1996.


                                             SYQUEST TECHNOLOGY, INC.



                                             By: /s/ Edward L. Marinaro
                                                 ----------------------
                                             Title: Chairman

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